Exhibit 99.1

FOR RELEASE	IMMEDIATELY

FOR MORE INFORMATION CONTACT	Ted Peters, Chairman
610-581-4800

Bryn Mawr Bank Corporation Announces CFO’s Retirement

BRYN MAWR, Pa., December 17, 2004— Bryn Mawr Bank Corporation (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company. (the “Bank”) today announced that after 24 years of service, Joseph W. Rebl, Executive Vice President, Treasurer and Chief Financial Officer, will be retiring effective April 22, 2005.

Before joining the Bank as Comptroller in April of 1981, Mr. Rebl had more than fifteen years of accounting and financial experience. He has served as the Corporation’s Chief Financial Officer since January of 1999 and was promoted to Executive Vice President in February of 2001. A CPA, he has a BS degree in Accounting from LaSalle College and is a member of the American Institute of CPA’s and the PA Institute of CPA’s, and was past president of the Philadelphia Chapter of the Bank Administration Institute. A Philadelphia native, Mr. Rebl and his wife now reside in Ocean City, New Jersey.

According to Corporation Chairman Ted Peters, “Joe has been a major contributor to the success of Bryn Mawr Trust over the years, and we wish him the best in his retirement. A search committee has been formed to seek a replacement.”

Bryn Mawr Bank Corporation, including The Bryn Mawr Trust Company, which was founded in 1889, has $660.7 million in bank assets and manages more than $1.8 billion in trust and investment assets. Bryn Mawr Trust offers a full range of personal and business banking services, as well as investment management, fiduciary services, tax planning and preparation, financial planning, and retirement services.

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